Filed pursuant to Rule 424(b)(3)

Registration No.: 333-270353

PROSPECTUS SUPPLEMENT No. 5

(To the Prospectus dated June 1, 2023)

BIODEXA PHARMACEUTICALS PLC

8,203,200 Ordinary Shares Representing 20,508 American Depositary Shares

This prospectus supplement No. 5 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to Registration Statement on Form F-1, effective as of June 1, 2023 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 8,203,200 of our ordinary shares, nominal value £0.02 per share, represented by 20,508 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on December 6, 2023.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on December 8, 2023 was $2.92.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is December 11, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of December 2023

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

The information included in this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

EXPLANATORY NOTE

As previously disclosed, pursuant to Section 5.4 of the Amended and Restated Deposit Agreement, dated as of February 8, 2021, by and among Biodexa Pharmaceuticals PLC (the “Company”), The Bank of New York Mellon, as depositary (“BONY”), and all holders and beneficial owners of the Company’s American depositary shares issued thereunder (the “BONY Deposit Agreement”), BONY provided written notice to the Company of BONY’s resignation, such resignation to take effect upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the BONY Deposit Agreement.

On December 5, 2023, the Company appointed JPMorgan Chase Bank, N.A. (“JPMorgan”) as successor depositary. The Company expects JPMorgan to commence serving as successor depositary on or about December 18, 2023. In conjunction with such change, a Second Amended and Restated Deposit Agreement (the “New Deposit Agreement”), between the Company and JPMorgan will take effect on such date and each existing American depositary receipt will be deemed amended and restated accordingly. The holders and beneficial owners of the Company’s American depositary receipts from time to time shall become parties to, and be bound by all of the terms and conditions of, the New Deposit Agreement. A copy of the form of New Deposit Agreement is filed as Exhibit (a) to the Registration Statement on Form F-6 (File No. 333-275909), filed with the Securities and Exchange Commission on December 6, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: December 6, 2023	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer